Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS:	MEDIA CONTACT:
916-403-2755	Tim Raphael, Pacific Ethanol, Inc.
866-508-4969	503-490-1060
InvestorRelations@pacificethanol.net	traphael@pacificethanol.net

TEMPORARY SUSPENSION OF MADERA, CA ETHANOL FACILITY OPERATIONS

Operation of 40 million gallon per year ethanol facility located in Madera, CA temporarily suspended

Sacramento, CA, January 9, 2009 – Pacific Ethanol, Inc. (NASDAQ GM: PEIX), the leading West Coast-based marketer and producer of ethanol, announced today its intention to temporarily suspend operations at its 40 million gallon per year ethanol facility located in Madera, CA. Extended unfavorable market conditions for producing ethanol has prompted Pacific Ethanol to suspend operations beginning January 12th.

The company, through its wholly-owned ethanol marketing arm, Kinergy Marketing, intends to continue serving its ethanol customers with production from other Pacific Ethanol plants and Kinergy suppliers.

About Pacific Ethanol, Inc.
Pacific Ethanol is the largest West Coast-based marketer and producer of ethanol.  Pacific Ethanol has ethanol plants in Madera and Stockton, California; Boardman, Oregon; and Burley, Idaho.  Pacific Ethanol also owns a 42% interest in Front Range Energy, LLC which owns an ethanol plant in Windsor, Colorado. Central to Pacific Ethanol’s growth strategy is its destination business model, whereby each respective ethanol plant achieves lower process and transportation costs by servicing local markets for both fuel and feed.  Pacific Ethanol has achieved its goal of 220 million gallons per year of ethanol production capacity in 2008 and plans to increase total production capacity to 420 million gallons per year in 2010.  In addition, Pacific Ethanol is working to identify and develop other renewable fuel technologies, such as cellulose-based ethanol production and bio-diesel.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of Pacific Ethanol to obtain additional debt or equity financing, including additional working capital financing, or absent new sources of financing, the ability of Pacific Ethanol to reschedule or restructure its indebtedness; the ability of Pacific Ethanol to successfully capitalize on its internal growth initiatives; the ability of Pacific Ethanol to operate its plants at their planned production capacities; the price of ethanol relative to the price of corn and other production inputs; the price of ethanol relative to the price of gasoline; and the factors contained in the “Risk Factors” section of Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2008 and the “Risk Factors” section of Pacific Ethanol’s Form 10-Q filed with the Securities and Exchange Commission on November 17, 2008.

####